WARRANT AMENDMENT

REFERENCE is hereby made to the Warrants referred to in Schedule A hereto to purchase an aggregate of 99,000 shares of the Common Stock of bioMETRX, Inc., a Delaware corporation (the “Company”) in the names set forth on such Schedule A (the “Holder”) originally issued on or about November 17, 2006.

WHEREAS the Company has determined that it is in its best interest to offer the warrants at an Exercise Price of $1.00 per share of common stock.

NOW THEREFORE, in consideration of the agreements set forth in this agreement and those related to the original issuance of the Original Warrants.

1. CERTAIN DEFINITIONS.

(a) Except as otherwise provided in this agreement, all words and terms defined in the Original Warrants, have the same meanings in this agreement as such defined words and terms are given in the Original Warrants.

(b) “Warrant” means the Original Warrants, as supplemented and amended this agreement and as from time to time further supplemented and amended.

(c) “Amendment” means this agreement dated August 24, 2007.

2. EXTENSION OF EXPIRATION DATE

The Original Warrants are amended to read as follows:

“The Warrants may be exercised at anytime at the option of the Holder until August 24, 2011 at an exercise price of $1.00 per share of common stock.”

This Amendment has been duly authorized and approved by all required corporate action by the Company and does not violate the certificate of incorporation or by-laws of the Company.

bioMETRX, Inc.

Dated: August 24, 2007	By:
Mark Basile Chief Executive Officer
Title

____________________
Lorraine Yarde
Secretary

SCHEDULE A
NAME	WARRANTS
Jane Petri	49,500
Joseph Panico	49,500
TOTAL	99,000